EXHIBIT 99.1

NeoStem CEO’s Letter to Shareholders

NEW YORK, July 9, 2012 /Globe Newswire/ --

Dear NeoStem Shareholders,

NeoStem (NYSE MKT: NBS) is rapidly emerging as a technology and market leading company in the fast developing cell therapy market. Our multifaceted business strategy combines a state-of-the-art contract development and manufacturing organization (CDMO) with a medically important cell therapy product development program enabling immediate and long-term revenue growth opportunities. Our service business and pipeline of proprietary cell therapy products work in concert, giving NeoStem a competitive advantage that is unique to the biotechnology and pharmaceutical industries. Supported by an experienced scientific and business management team and a dynamic patent and patent pending (IP) portfolio, NeoStem is well positioned to succeed.

We would like to take a moment to update you on the following recent developments and important near term catalysts for the second half of 2012:

•	Focus - A definitive agreement to divest the Company’s 51% ownership interest in Suzhou Erye Pharmaceutical Co. Limited was signed on June 18th. This sale will bolster the Company’s balance sheet, increase its cash position by $12,280,000, and allow it to hone its focus on its cell therapy business. Of note, $1,228,000 (ten percent of the total cash purchase price) has already been received by the Company. The transaction is expected to close no later than the 4th quarter, subject to the satisfaction of various closing conditions including China regulatory approvals and NeoStem shareholder approval.

•	Value and Liquidity - The sale of Erye will also return approximately 1.3% of the Company's fully diluted issued and outstanding shares to the Company consisting of 1,040,000 shares of the Company's Common Stock and cancels 1,170,000 Common Stock options and 640,000 Common Stock warrants. Additionally, between July 16th and August 14th, 2012, 730,250 Class A public warrants are scheduled to expire. Liquidity in NeoStem shares continues to rise with a three month trading average of 1,108,660 which is leading most other NYSE MKT listed stem cell companies and we believe is an indicator of growing investor interest in our mission and accomplishments.

•	Progress - In January 2012, our acute myocardial infarction (AMI) therapeutic product development team achieved its forecasted goal of enrolling the first patient in the PreSERVE Phase 2 clinical trial. We continue to open new clinical sites and expect to achieve full enrollment over the next nine months or so and present top-line data by the end of 2013. In anticipation of future studies, we have strategically positioned our IP with the goal of covering broad indications well beyond AMI, giving the Company strong positions in both the cardiovascular and non-cardiovascular cell therapy markets.

•	Growth - Our Progenitor Cell Therapy (PCT) CDMO service business continues to grow and has added new clients in later stage clinical trials setting the stage for expansion into larger and substantially more lucrative commercial manufacturing contracts. Each new client and business development opportunity affirms our belief that we have a unique technology platform capable of supporting both our internal development as well as the global cell therapy market. Great science and technology innovation comes from people who are committed and dedicated to their crafts. I am proud to say, and our results demonstrate, that the NeoStem team’s expertise, quality and work ethic is unsurpassed in the cell therapy industry and we look forward to bringing this expertise to bear on the European market as we seek to expand our CDMO services to that region.

•	New Leaders - Last month Martin Schmieg joined the NeoStem leadership team as Vice President, Corporate Development. Martin’s focus will be to ensure that we capitalize on strategic opportunities that support NeoStem’s mission of leading the cell therapy industry and creating maximum shareholder value. Martin brings to NeoStem his expertise in business development for health care product and medical technology companies ranging from early-stage privately funded ventures to market driven public companies over his 25 year career. While originally trained in accounting and finance, Martin also has expertise in financing, mergers and acquisitions, and the development of companies with novel technologies from lab to market. Martin was formerly the President and CEO of Freedom-2, Inc. Selected transactions include the multi-billion dollar sale of Advanced Bionics Corporation to Boston Scientific and the development and market launch of the Cytoscan instrument for observation and measurement of the human micro-circulatory system.

In April 2012, Jonathan Sackner-Bernstein, MD, FACC joined the Company as Vice President of Clinical Development and Regulatory Affairs. Jonathan brings to the Company over 20 years of experience as a clinical cardiologist and medical researcher with leadership in healthcare management. Jonathan joined the team to advance Amorcyte's PreSERVE AMI Phase 2 trial and to provide regulatory support for NeoStem's product pipeline. His experience as Associate Center Director for Technology and Innovation at the U.S. Food and Drug Administration's Center for Devices and Radiological Health and as CMO of Clinilabs where he established a Phase 1 research unit, coupled with his experience as a cardiologist, make him a welcomed addition to the management team at NeoStem. Jonathan also served as assistant professor of medicine at the Columbia University College of Physicians and Surgeons from 1993 to 2003. His academic accomplishments include contributions to medical therapy of heart failure and patients following heart attack as well as leadership in changing the paradigms of drug development in heart failure, giving him the academic credentials to effectively dialogue with physicians at the clinical trial sites and get cardiologists excited about our new therapy.

•	Optimization - We continue to make great headway in integrating IT systems within our operations to maximize efficiencies. We believe that substantial cost savings also will be achieved with the closing of our Cambridge facility in September 2012 upon lease expiration and the consolidation of the Cambridge group’s scientific expertise in stem cell biology, immunology, and hematology with PCT’s broad expertise in commercial process and product development for cellular therapies. Merging our NeoStem Cambridge team with PCT’s considerable cell therapy product development team allows PCT’s development capabilities and efficiencies to facilitate our ongoing work with our immuno-cell therapy program through Athelos. Athelos will seek to build upon data from several in-progress physician-sponsored trials using T cell technology to treat GvHD and other immune mediated diseases. NeoStem’s partnership with big pharma was established in 2011 through its co-ownership of Athelos, Inc. (80% NeoStem and 20% Becton Dickinson). We are actively pursuing additional strategic relationships with major pharmaceutical and biotechnology companies in 2012.

•	The Future - The development of our pre-clinical VSELTM Technology program continues to be funded substantially through U.S. Department of Defense (DoD) and National Institutes of Health (NIH) grants. In collaboration with investigators at Harvard’s Schepens Eye Research Institute, the University of Michigan, and the Roger Williams Medical Center, NeoStem scientists have demonstrated that human VSELs show promising therapeutic potential in animal models of diseases that include retinal pathologies, bone defects, and traumatic and complex wound healing. We recently received a two year grant totaling $595,252 for the "Development of Human, Autologous, Pluripotent Very Small Embryonic Like (VSELs) Stem Cells as a Countermeasure to Radiation Threat" from the National Institute of Allergy and Infectious Diseases (NIAID), a division of NIH. This peer reviewed grant was awarded to support research to be headed by Denis O. Rodgerson, Ph.D., Director of Stem Cell Science for NeoStem and Mariusz Ratajczak, M.D., Ph.D., head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville and co-inventor of VSELTM Technology.

We look forward to keeping you updated and encourage your questions via the contact information below. Thank you for your continued support of NeoStem and our ongoing transformation.

Sincerely,

Dr. Robin L. Smith
Chairman and CEO

For more information, please contact:

Trout Group	NeoStem, Inc.
Gitanjali Jain Ogawa, Vice President	Robin Smith, CEO
Phone: +1-646-378-2949	Phone: +1-212-584-4174
Email: gogawa@troutgroup.com	Email: rsmith@neostem.com

About NeoStem, Inc.

NeoStem, Inc. ("we," "NeoStem" or the "Company") continues to develop and build on its core capabilities in cell therapy to capitalize on the paradigm shift that we see occurring in medicine. In particular, we anticipate that cell therapy will have a large role in the fight against chronic disease and in lessening the economic burden that these diseases pose to modern society. Our January 2011 acquisition of Progenitor Cell Therapy, LLC ("PCT") provides NeoStem with a foundation in both manufacturing and regulatory affairs expertise. We believe this expertise, coupled with our existing research capabilities and collaborations, will allow us to achieve our mission of becoming a premier cell therapy company. Our PCT subsidiary's manufacturing base is one of the few current Good Manufacturing Practices ("cGMP") facilities available for contracting in the burgeoning cell therapy industry. Amorcyte, LLC ("Amorcyte"), which we acquired in October 2011, is developing a cell therapy for the treatment of cardiovascular disease. Amorcyte's lead compound, AMR-001, represents NeoStem's most clinically advanced therapeutic and Amorcyte is enrolling patients for a Phase 2 trial to investigate AMR-001's efficacy in preserving heart function after a heart attack. We also expect to begin a Phase 1 clinical trial by 2012/2013 to investigate AMR-001's utility in arresting the progression of congestive heart failure and the associated comorbidities of that disease. Athelos Corporation, which is approximately 80%-owned by our subsidiary, PCT, is engaged in collaboration with Becton-Dickinson that is exploring the earlier stage clinical development of a T-cell therapy for autoimmune conditions. In addition, our pre-clinical assets include our VSELTM Technology platform as well as our MSC (mesenchymal stem cells) product candidate for regenerative medicine.

For more information on NeoStem, please visit www.neostem.com.

Forward-Looking Statements for NeoStem, Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to our ability to successfully consummate the sale of our interest in Erye, the Company's or its partners’ successful development of cell therapeutics, as well as the future of the cell therapeutics industry and the rate at which such industry may grow. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2012 and in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.